Exhibit 10.13

Scientific Advisory Board and Chief Science Advisor Agreement

This SCIENTIFIC ADVISORY BOARD AND CHIEF SCIENCE ADVISOR AGREEMENT (“Agreement”), made this 1st day of May, 2016 (the “Effective Date”), is entered into by Akili Interactive Labs, Inc., a Delaware company (“Akili”), and Adam Gazzaley (“Advisor”).

INTRODUCTION

Akili is a legal entity commercializing technologies (the “Technologies”) related to gaming products for cognition to be used in the medical and clinical field (the “Field”) and desires to retain the services of the Advisor as a Scientific Advisory Board Member and Chief Science Advisor to Akili. The Advisor desires to serve as an advisor and consultant to Akili.

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Services.

(a) Advisor agrees to provide consulting, advisory and related services for Akili when reasonably requested by Akili. Delivery by the Advisor of consulting, advisory or related services shall be subject to Advisor’s reasonable availability, taking into account Advisor’s other professional, business and personal activities.

(b) Advisor will comply with all policies, rules and regulations adopted by Akili that are made known to the Advisor.

2. Term.

(a) This Agreement shall commence on the Effective Date and shall continue until the one (1) year anniversary of the Effective Date (the “Consultation Period”).

(b) Thereafter, the agreement shall automatically renew on a month to month basis, subject to the right of Company and/or Advisor to terminate the Agreement by written notice to the other party at least thirty (30) days prior to the effective termination date.

(c) The provisions of Sections 4, 5 and 6 of this Agreement shall survive the expiration or termination of this Agreement but all obligations under all other provisions of this Agreement shall become null and void upon any such expiration or termination.

3. Compensation.

(a) The Advisor shall be entitled to a monthly retainer of four thousand dollars ($4,000) per month (the “Monthly Fee”). The Advisor shall provide to Akili an invoice requesting such payment.

(b) The Advisor shall also be entitled to an hourly fee (“the Hourly Fee”) of five hundred dollars ($500) per hour that the Advisor spends attending meetings and providing requested consulting services hereunder up to a maximum daily amount (“Maximum Daily Fee) of four thousand dollars ($4,000) per day. The Advisor shall provide to Akili an invoice requesting such payment.

(c) Akili shall reimburse the Advisor for all reasonable and necessary expenses incurred or paid by the Advisor in connection with, or related to, attendance at meetings or the performance of consulting services hereunder, provided such expenses are approved in advance by Akili. Advisor shall not be entitled to any benefits, coverages, or privileges, under any benefit or employee plan maintained by Akili.

4. Confidentiality.

(a) Advisor acknowledges that his relationship with Akili is one of high trust and confidence and that in the course of his service to Akili he will have access to and contact with confidential and proprietary information of Akili (“Proprietary Information”). Advisor agrees that he will not, during the Consultation Period or for five (5) years thereafter, disclose to others, or use for his or her benefit or the benefit of others, any Proprietary Information or Inventions (as defined below).

(b) Upon termination of this Agreement or at any other time upon request by Akili, the Advisor shall promptly deliver to Akili all documents and materials embodying Proprietary Information.

(c) Advisor represents that his or retention and service as set forth by the terms of this Agreement does not, and will not, breach any agreement to which the Advisor is a party or any policy by which the Advisor is bound. Advisor shall not disclose to Akili any trade secrets or confidential or proprietary information of any other party.

5. Inventions.

(a) This Agreement is made subject to the understanding that the Advisor is a member of the faculty of the University of California, San Francisco (“Institution”), that he must fulfill certain obligations including teaching, directing laboratory operations, and conducting research; and that as a result of his employment by the Institution, the Institution has certain rights to intellectual property developed by the Advisor. Under no circumstances are any rights to the Institution’s intellectual property conveyed hereunder. No services provided hereunder shall interfere with normal Institution activities. Nothing in this Agreement shall be construed to conflict with Advisor’s obligations and duties to the Institution, including Advisor’s duties to protect information that is confidential and/or proprietary to the Institution, to not disclose such protected information to Akili or any third party except under a valid agreement of confidentiality, and to fully comply with the UC Patent Policy, the Compensation Plan and other applicable regulations.

(b) Notwithstanding Advisor’s preexisting employment and contractual obligations to Institution, all inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of Akili, which are made, conceived, written, designed or developed by the Advisor as a direct result of the performance of services hereunder, solely or jointly with others, and whether during normal business hours or otherwise (“Inventions”), shall be the sole property of Akili. Advisor agrees to assign and hereby assigns to Akili all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of Akili as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Advisor hereby waives all claims to moral rights in all Inventions. Upon the request of Akili and at Akili’s expense, the Advisor shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to Akili and to assist Akili in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

(c) Advisor shall promptly disclose to Akili all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings or in such form as may be specified by Akili) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of Akili at all times.

(d) Akili acknowledges that Advisor is an employee of the Institution with preexisting obligations to disclose and assign certain patent rights to the Regents of the University of California (the “Regents”). Akili is informed that Advisor has signed a Patent Agreement with the Regents and under that agreement Advisor has agreed to report any inventions conceived or made during the term of Advisor’s employment at the Institution to the Regents in accordance with the terms of Regent’s Patent Policy. Nothing in this Agreement shall be construed to interfere with these obligations to the Regents.

(e) Akili by signing this agreement agrees that Advisor cannot assign rights to inventions that relate, at the time of conception or reduction to practice of the invention, to Institution’s business, or actual or demonstrably anticipated research or development of Institution and/or relate from any work performed by Advisor for the Institution. Akili acknowledges that there are ideas, processes, trademarks, service marks, technology, computer programs, original works for authorship, designs, formulas, inventions, discoveries, patents, copyrights, or improvement to the foregoing produced within the scope of Advisor’s relationship with Institution. These items are the property of Institution and are not subject to the terms of this Agreement.

6. Conflict of Interest.

(a) This Section 6 shall not apply to the development of any Technology in the Field that is offered by Akili for license in good faith if such license is refused by Akili or Akili is unable to agree to the terms of such license.

(b) During the Consultation Period and for a period of one (1) year following the expiration or termination of the Consultation Period, other than in accordance with the existing scientific advisory board and consulting obligations listed in Schedule A, the Advisor shall not, directly or indirectly, without the prior written consent of Akili:

(i) found, co-found, create or be a member of the scientific advisory board of, or provide services to any company involved in the research, design, development, synthesis, commercialization, production and/or marketing in the Field (other than Akili) during the first three (3) years following the formation of such company (i.e. any company that is in existence for three (3) years or less).

(ii) provide any consulting or advisory services in the Field to any venture capital or investment fund other than those funds disclosed to Akili prior to the date hereof.

(iii) recruit, solicit or induce, or attempt to induce, any employee or employees of Akili to terminate their employment with, or otherwise cease their relationship with, Akili, as the case may be; or

(iv) divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers, corporate partners or licensors of Akili, or prospective clients, customers, corporate partners or licensors which were contacted, solicited or served by Akili, as the case may be, during the Consultation Period.

(c) Notwithstanding Section 6(a), during the Consultation Period and for a period of one (1) year following the expiration or termination of the Consultation Period, the Advisor’s being a member of the faculty or staff of any university, hospital, or other educational or non-profit research institution, and performance of by the Advisor of services, including research, in such capacity, shall not be deemed a breach of Section 6(a) if the Advisor does not during such period engage in any commercial research or project that would otherwise be prohibited by Section 6(a).

(d) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7. Remedies. Advisor acknowledges and agrees that the agreements and restrictions contained in Sections 4, 5 and 6 are necessary for the protection of the business and goodwill of Akili and are reasonable for such purpose. Advisor acknowledges and agrees that any breach of the provisions of Sections 4, 5 and 6 may cause Akili substantial and irreparable damage for which Akili cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, Akili shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages.

8. Independent Contractor Status.

(a) Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of Akili.

(b) Advisor is responsible for all taxes (federal, state and local) due with respect to the compensation paid or payable pursuant to this Agreement and shall indemnify and hold Akili and their officers and directors harmless from and against all such liabilities.

(c) Advisor is not authorized to create any liability, obligation or responsibility, express or implied, on behalf of, or in the name of, Akili, or to bind Akili in any manner.

9. Miscellaneous.

(a) All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Advisor:

Adam Gazzaley

[***]

If to Akili:

Akili Interactive Labs, Inc.

Attn: W. Eddie Martucci

125 High Street

Boston, MA 02110

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iii) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

(b) This agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of the Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly within the Commonwealth of Massachusetts, without application of principles of conflicts of law; (iii) may be amended, modified, or terminated, and any right under this agreement may be waived in whole or in part, only by a writing executed by both Akili and the Advisor; (iv) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this agreement; (v) shall bind and inure to the benefit of the parties and their respective legal representatives, permitted successors and permitted assigns; and (vi) is not intended to inure to the benefit of any third-party beneficiaries.

(c) Pursuant to UC policy and California Education Code Section 92000, use of the “UCSF” or the “University of California” name or similar references to the University of California, San Francisco, its physicians and facilities, is subject to the prior written approval of the Regents.

(d) Akili may freely assign its rights and obligations hereunder without the consent of the Advisor. The Advisor shall not assign its rights or obligations hereunder without the prior written consent of Akili.

(e) Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.

(f) This Agreement constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Akili Interactive Labs, Inc.

By:	/s/ W. Eddie Martucci
Name:	W. Eddie Martucci, PhD
Title:	Chief Executive Officer

/s/ Adam Gazzaley
Adam Gazzaley

Scientific Advisory Board and Chief Science Advisor Agreement

AMENDMENT NO. 1

This Amendment No. 1 (“Amendment No. 1”) to the Scientific Advisory Board and Chief Science Advisor Agreement dated May 1, 2016 (the “Agreement”) by and between Akili Interactive Labs, Inc. (“Akili”) and Adam Gazzaley, Ph.D., M.D. (“Advisor”) is entered into effective as of October 29, 2018 (“Amendment No. 1 Effective Date”).

WHEREAS, Akili and Advisor originally entered into the Agreement, a copy of which is attached hereto as Exhibit A; and

WHEREAS, Akili and Advisor wish to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Capitalized terms used herein but not defined herein shall have the same meanings given to them in the Agreement.

Akili and Advisor hereby agree as follows:

1. Sections 3(a) and 3(b) of the Agreement are hereby deleted and replaced in their entirety as follows:

“(a) Effective as of September 1, 2018, the Advisor shall be entitled to a monthly retainer of eight thousand three hundred thirty-three dollars and thirty-three cents ($8,333.33) per month (the “Monthly Fee”). The Advisor shall provide to Akili an invoice requesting such payment.”

2. Akili and Advisor agree to add new Sections 3(d) and 3(e) to the Agreement as follows:

“(d) As compensation for Advisor’s continued services as an advisor and consultant to Akili and member of the Board of Directors, and in consideration of grant of License SF2014-208 with the University of California, San Francisco (“UCSF”), to the Brain Body Trainer technology developed in Advisor’s lab, as soon as practicable, Akili shall grant to the Advisor a nonstatutory stock option (the “Initial Option”) to purchase 25,000 shares of Akili’s Common Stock under the Stock Incentive Plan adopted by Akili as of December 1, 2011 (the “Plan”), subject to approval by Akili’s Board of Directors. The Initial Option shall vest over four years, with twelve and one half percent (12.5%) of the shares underlying such Initial Option vesting as of the date of approval by Akili’s Board of Directors (“Grant Date”), and the remaining 87.5% of such shares vesting in equal installments on each 6-month anniversary following such Grant Date until all such shares have become vested; provided that Advisor continues to be engaged by Akili as defined in Services (Section 1) hereinabove in this Agreement on each such vesting date. The Initial Option shall have an exercise price equal to the fair market value of Akili Common Stock on the Grant Date and shall be subject to the provisions set forth in the Adopted Plan and the Form of Nonstatutory Stock Option Agreement approved by Akili’s Board of Directors.”

“(e) As compensation and in consideration of a license granted to Akili of any additional portfolio developed in Advisor’s lab, as soon as practicable, Akili shall grant to the Advisor an additional nonstatutory stock option (the “Additional Option”) to purchase 25,000 shares of Akili’s Common Stock under the Stock Incentive Plan adopted by Akili as of December 1, 2011 (the “Plan”), according to a vesting schedule to be agreed-to by Akili and Advisor, and subject to approval by Akili’s Board of Directors. The Additional Option shall have an exercise price equal to the fair market value of Akili Common Stock as of the applicable date of approval by Akili’s Board of Directors and shall be subject to the provisions set forth in the Adopted Plan and the Form of Nonstatutory Stock Option Agreement approved by Akili’s Board of Directors.”

3. Reaffirmation of the Agreement. Except as expressly amended herein, the provisions of the Agreement are hereby confirmed and continue in full force and effect in all other respects as between Advisor and Akili, and their respective legal representatives, permitted successors, and permitted assigns.

4. Miscellaneous. This Amendment No. 1 may be executed in any number of counterparts, each of which, when executed by both parties to this Amendment No. 1, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument. This Amendment No. 1 shall be governed by and construed under the laws of the Commonwealth of Massachusetts applicable to contracts made, accepted, and performed wholly within the Commonwealth of Massachusetts, without application of principles of conflicts of law. The headings of the sections in this Amendment No. 1 are for convenience purposes only and do not form part, and shall not be used in construction, of this Amendment No. 1.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their truly authorized representatives as of the Amendment No. 1 Effective Date.

AKILI INTERACTIVE LABS, INC.

By:	/s/ W. Edward Martucci
Name:	W. Edward Martucci, Ph.D.
Title:	CEO

ADVISOR

/s/ Adam Gazzaley
Name: Adam Gazzaley, Ph.D., M.D.